Exhibit 10.4
PURCHASE AGREEMENT
BETWEEN
GUARANTY BANK
GUARANTY FINANCIAL GROUP INC.
AND
THE UNIT PURCHASERS
Dated as of June 7, 2008

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT, dated as of June 7, 2008 (this “Agreement”), is entered into between Guaranty Bank, a federal savings bank having its principal office at 1300 S. Mopac Expressway, Austin, Texas 78746 (the “Bank”), Guaranty Financial Group Inc., a Delaware corporation (the “Parent”), and each of the purchasers listed on Schedule 1 attached hereto (individually a “Purchaser” and collectively the “Purchasers”, whether one or more), having their respective offices at the addresses set forth on Schedule 1.
WITNESSETH:
     WHEREAS, in consideration for the payment of a total amount equal to $275,000,000, (i) the Bank proposes to issue and sell to the Purchasers subordinated notes having an aggregate principal amount of $275,000,000 and such terms as are set forth herein, and (ii) the Parent proposes to issue to the Purchasers shares of a series of convertible perpetual cumulative preferred stock;
     WHEREAS, the subordinated notes and the convertible preferred stock are being sold pursuant to a single plan of distribution, to the Purchasers, each of whom shall purchase both subordinated notes and convertible preferred stock in units consisting of a fixed ratio of subordinated notes and convertible preferred stock, and neither the subordinated notes nor the convertible preferred stock would be sold without the other, but are sold only as a unit;
     WHEREAS, the total units, the total amount of subordinated notes and the total number of shares of convertible preferred stock to be issued and sold to each Purchaser pursuant hereto is as set forth on Schedule 2.01;
     NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:
     Section 1. DEFINITIONS AND CONTRACT INTERPRETATION.
     1.1 General Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
          (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
          (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
          (c) unless the context otherwise requires, any reference to a “Section” refers to a Section of this Agreement;
          (d) the words “hereby”, “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

          (e) a reference to the singular includes the plural and vice versa; and
          (f) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.
     1.2 Definitions. The following terms shall have the following definitions:
          (a) “Accredited Investor” shall have the meaning set forth in Section 3.05.
          (b) “Agreement” shall have the meaning set forth in the first paragraph.
          (c) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          (d) “Bank” means the Person named as the “Bank” in the first paragraph of this Agreement unless and until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Bank” shall mean such successor Person.
          (e) “Bank Financial Statements” has the meaning set forth in Section 5.11.
          (f) “Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.
          (g) “Benefit Plan” means all employee welfare benefit plans within the meaning of Section 3(1) of the ERISA all employee pension benefit plans within the meaning of Section 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and all other employee benefit agreements or arrangements, including, but not limited to, all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock award, severance, employment, change of control, golden-parachute, consulting, dependent care, cafeteria, employee assistance, scholarship, or fringe benefit or similar plans, programs, agreements or policies, in all cases whether written, unwritten or otherwise, funded or unfunded, and whether or not ERISA is applicable to such plan, program, agreement or policy.
          (h) “Blockage Notice” has the meaning set forth in Section 2.08(a).
          (i) “Board of Directors” means the applicable board of directors of either Parent or Company.

          (j) “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in Houston, Texas are authorized or required by law or executive order to remain closed.
          (k) “California Taxes” means the California franchise tax (California Revenue and Taxation Code section 23101 et. seq.) and the California corporation income tax (California Revenue and Taxation Code section 23501 et. seq.)
          (l) “Capital Stock” of any Person means and includes any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).
          (m) “Certificate of Designations” means the certificate of designation of rights and preferences with respect to the Convertible Preferred Stock attached hereto as Exhibit A.
          (n) “Closing” means the closing of the sale of the Units to the Purchasers by the Bank in accordance with the terms hereof.
          (o) “Closing Date” has the meaning set forth in Section 3.02.
          (p) “Commission” means the United States Securities and Exchange Commission.
          (q) “Common Stock” means the common stock, par value $1.00 per share, of the Parent.
          (r) “Company Significant Agreements” means the material agreements of the Company.
          (s) “Conversion Shares” means the shares of Common Stock issuable or to be issued upon conversion of the Preferred Shares.
          (t) “Convertible Preferred Stock” means the Series B Convertible Perpetual Cumulative Preferred Stock of the Parent having the attributes set forth in the Certificate of Designations.
          (u) “CRA” has the meaning set forth in Section 5.29.
          (v) “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
          (w) “Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (i) every obligation of such Person for borrowed money; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the date of this Agreement or thereafter incurred, for claims, determined in accordance with GAAP, in respect of derivative securities, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (i) through (vii).
          (x) “Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.
          (y) “Default Interest Rate” means fourteen percent (14%) per annum.
          (z) “Dollar” or “$” means the currency of the United States of America that, as at the time of payment, is legal tender for the payment of public and private debts.
          (aa) “Environmental Claim” has the meaning set forth in Section 5.22.
          (bb) “Environmental Law” has the meaning set forth in Section 5.22.
          (cc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (dd) “Event of Default” has the meaning set forth in Section 8.
          (ee) “Exchange Act” means the Securities Exchange Act of 1934 or any statute successor thereto, in each case as amended from time to time.
          (ff) “FDIC” means the Federal Deposit Insurance Corporation, as from time to time constituted or, if at any time after the execution of this Agreement such Corporation is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
          (gg) “Federal Banking Regulator” shall mean the Bank’s primary federal bank regulator as of the applicable date, including, without limiting the generality of the foregoing, the OTS, the OCC or the FDIC.
          (hh) “GAAP” means United States generally accepted accounting principles, consistently applied, from time to time in effect and including, to the extent hereafter applicable and required by the Federal Banking Regulator, the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

          (ii) “Government Licenses” has the meaning set forth in Section 5.07.
          (jj) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization, including, without limitation, the OTS.
          (kk) “Highest Lawful Rate” shall have the meaning set forth in Section 11.13.
          (ll) “HOLA” shall have the meaning set forth in Section 5.30.
          (mm) “Holder” means, as the context may require, a Person in whose name a Security, or a share of Convertible Preferred Stock, is registered in the list of the owner of each issued Security, or share of Convertible Preferred Stock, maintained by the Bank.
          (nn) “Intellectual Property” has the meaning set forth in Section 5.24.
          (oo) “Interest Payment Date” means, with respect to any Security, the date specified in such Security as the fixed date on which the payment of interest of such Security is due and payable.
          (pp) “Interim Financial Statements” has the meaning set forth in Section 5.11.
          (qq) “Investment Company Act” has the meaning set forth in Section 5.01(c).
          (rr) “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, security interest (including any transaction intended to create a security interest), pledge, charge or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.
          (ss) “Material Adverse Effect” or “Material Adverse Change” means any circumstance, event, change, development or effect that, individually or in the aggregate, (i) is material and adverse to the business, assets, results of operations or financial condition of (a) the Bank and its Subsidiaries taken as a whole or (b) the Parent and its Subsidiaries taken as a whole or (ii) would materially impair the ability of the Bank or the Parent to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Change has occurred, there shall be excluded any effect to the extent resulting from the following: (1) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (2) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (3) actions or omissions of the Bank or the Parent expressly required by the terms of this Agreement or any capital transaction disclosed before the date of this Agreement or taken with the prior written consent of the Purchasers, (4) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (5) changes in the market price or trading volumes of the Parent’s common stock (but not the underlying causes of such changes), (6) the failure of the

Bank or the Parent to meet any internal or public projections, forecasts or estimates for any period ending on or after December 31, 2007 (but not the underlying causes), (7) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (8) the entering into by the Bank of any Regulatory Agreement (but not the regulatory effect or implications of such Regulatory Agreement or the underlying causes therefor), and (9) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (1), (2), (4) and (7), to the extent that the effects of such changes have a disproportionate effect on the Bank and its Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.
          (tt) “Maturity,” when used with respect to any Security, means the date on which the principal of such Security or any installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
          (uu) “OCC” means the Office of the Comptroller of the Currency, as from time to time constituted or, if at any time after the execution of this Agreement such Office is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
          (vv) “Officers’ Certificate” means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer, President or a Vice President, and by the Chief Financial Officer, Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Person required to deliver such certificate.
          (ww) “Operative Documents” means this Agreement and the promissory notes evidencing the Securities.
          (xx) “OTS” means the Office of Thrift Supervision, as from time to time constituted or, if at any time after the execution of this Agreement such Office is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
          (yy) “OTS Approval” means, to the extent required by applicable law, a determination by OTS that a Purchaser has rebutted the presumption of control under 12 CFR § 574.
          (zz) “Outstanding” means, when used in reference to the Securities, as of the date of determination, all Securities purchased and delivered under this Agreement, except:
               (i) Securities theretofore canceled or delivered to the Bank for cancellation;
               (ii) Securities that have been paid, or in exchange for or in lieu of which other Securities have been delivered pursuant to the provisions of this Agreement, unless proof satisfactory to the Bank is presented that any such Securities are held by Holders in whose hands such Securities are valid, binding and legal obligations of the Bank;

provided, that, in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by the Bank or any other obligor upon the Securities or any Affiliate of the Bank or such other obligor shall be disregarded and deemed not to be Outstanding. Securities so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Bank or any other obligor upon the Securities or any Affiliate of the Bank or such other obligor.
          (aaa) “Parent” means the Person named as Parent in the first paragraph of this Agreement.
          (bbb) “Parent Financial Statements” has the meaning set forth in Section 5.35 hereof.
          (ccc) “Parent SEC Documents” has the meaning set forth in Section 5.34 hereof.
          (ddd) “Payment Blockage Period” has the meaning set forth in Section 2.08(a).
          (eee) “Person” means a legal person, including any individual, corporation, company, estate, partnership (general or limited), joint venture, association, joint stock company, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity of whatever nature.
          (fff) “Preferred Shares” means all of the shares of Convertible Preferred Stock owned by a Purchaser.
          (ggg) “Purchase Price” has the meaning set forth in Section 3.01.
          (hhh) “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
          (iii) “QIB” has the meaning set forth in Section 3.05.
          (jjj) “Regulation D” has the meaning set forth in Section 5.01(a).
          (kkk) “Regulatory Action” has the meaning set forth in Section 5.12(a).
          (lll) “Regulatory Agency” has the meaning set forth in Section 5.12(a).
          (mmm) “Regulatory Agreement” means the any cease-and-desist or other similar order or enforcement action issued by, or any written agreement, consent agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or any capital directive of, any Governmental Entity that in a material manner relates to the Bank’s or any Subsidiary’s capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business, including, without limitation, compliance of the Bank with applicable bank secrecy, anti-money laundering and consumer protection laws, regulations and interpretations of any Regulatory Agency.
          (nnn) “Regulatory Approvals” means the receipt of approvals and authorizations of, filings and registrations with or notifications to, to the extent applicable and required to permit a Purchaser to acquire the Preferred Shares and to convert the Preferred Shares into Conversion Shares and to own such Conversion Shares without the Purchaser being in violation of applicable law, including the Stockholder Approval, the OTS Approval, the filing of a Biographical Form and Certificate of License Qualification with the Texas Department of Insurance, and the filing of the Certificate of Designations with the Secretary of State of the State of Delaware by the Company.
          (ooo) “Repayment Event” has the meaning set forth in Section 5.04.
          (ppp) “Representative” means the trustee, agent or representative (if any) of any Senior Creditor.
          (qqq) “Required Holders” means the Holders of not less than 40% in aggregate principal amount of the Securities.
          (rrr) “Responsible Officer” means, with respect to any Person, any Executive Vice President, Senior Vice President, Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, and also means, with respect to a particular matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.
          (sss) “Rights Agreement” means the rights agreement of the Parent dated December 11, 2007, as may be amended or modified.
          (ttt) “Rights Offering” means the securities offering pursuant to the Rights Agreement.
          (uuu) “Rule 144A” has the meaning set forth in Section 3.05.
          (vvv) “RWHC” means RWHC, Inc., a Nevada corporation and Subsidiary of the Parent.
          (www) “Securities” or “Security” has the meaning set forth in Section 2.01.
          (xxx) “Securities Act” means the Securities Act of 1933 or any successor statute thereto, in each case as amended from time to time.
          (yyy) “Senior Creditor” means any holder of Senior Debt.
          (zzz) “Senior Debt” means (i) the Bank’s obligations to the Bank’s depositors, (ii) the Bank’s obligations under bankers’ acceptances and letters of credit, (iii) the Bank’s obligations to all of its other creditors, including its obligations to any Federal Reserve Bank, the FDIC (except for obligations to the FDIC arising under the provisions of Section 1815(e) of

Title 12 of the United States Code) and any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. §1823(c), (d) or (e), whether now outstanding or hereafter incurred, except those specifically designated as ranking on a parity with, or subordinated to, the Securities.
          (aaaa) “Share Issue Price” means an amount equal to the product of (i) $10 and (ii) the total number of shares of Convertible Preferred Stock to be issued to the Purchasers on the Closing Date as set forth on Schedule 2.01.
          (bbbb) “Significant Subsidiary” has the meaning set forth in Section 5.06.
          (cccc) “Spin-Off” means the transaction by which shares of Common Stock were distributed to stockholders of Temple-Inland, which transaction was completed on December 28, 2007.
          (dddd) “Stated Maturity” means the tenth anniversary of the Closing Date.
          (eeee) “Stockholder Approval” means approval by stockholders of the Parent of the conversion of the Preferred Shares into Conversion Shares as required by the New York Stock Exchange Listed Company Manual.
          (ffff) “Subsidiary” means a Person more than fifty percent (50%) of the outstanding voting stock or other voting interests of which is owned, directly or indirectly, by the Bank or by one or more other Subsidiaries, or by the Bank and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
          (gggg) “Tax Matters Agreement” means that certain Tax Matters Agreement by and among Temple-Inland Inc., Forestar Real Estate Group Inc., and Guaranty Financial Group Inc., dated as of December 11, 2007.
          (hhhh) “Tax” or “Taxes” has the meaning set forth in Section 5.15.
          (iiii) “Tax Returns” has the meaning set forth in Section 5.15.
          (jjjj) “Temple-Inland” means Temple-Inland Inc., the former parent corporation of the Parent.
          (kkkk) “Texas Franchise Tax” means the Texas franchise tax (Tex. Tax Code Ann. Section 171.001, et. seq.)
          (llll) “United States” means the United States of America (including the States and the District of Columbia), its territories and its possessions.

          (mmmm) “Unit” means a number of shares (or fraction thereof) of Convertible Preferred Stock, and a principal amount of Securities, in a fixed ratio determined as set forth on Schedule 2.01.
          (nnnn) “Voting Stock” securities of the Parent with the power to vote with respect to the election of directors generally, including the Common Stock.
Section 2. THE UNITS
     2.01 Aggregate Purchase Amount.
          (a) The Bank, the Parent and the Purchasers have agreed that the Purchasers shall purchase the Units for an aggregate purchase price of $275,000,000, consisting in the aggregate of (i) a number of shares of Convertible Preferred Stock, as set forth in Schedule 2.01, and (ii) the Securities as set forth in Schedule 2.01, and each of the Purchasers has agreed to purchase the number of Units (consisting of Securities and Preferred Shares set forth opposite such Purchaser’s name on Schedule 2.01) for the aggregate Purchase Price set forth opposite such Purchaser’s name on Schedule 2.01.
          (b) The Bank shall authorize the issuance and sale to the Purchasers of its 12% Subordinated Notes in the aggregate principal amount of $275,000,000 due on the Stated Maturity (such notes delivered pursuant to Article 3 of this Agreement and any note issued in exchange therefor pursuant to Section 2.05 of this Agreement being, collectively, the “Securities”). The Securities shall be substantially in the form set forth in Exhibit B, with such changes therefrom, if any, as may be approved by Purchasers and the Bank.
          (c) The Parent shall authorize for issuance and sell to the Purchasers, in consideration of the payment of the Share Issue Price, a total number of shares of Convertible Preferred Stock, as set forth on Schedule 2.01, and promptly thereafter the Parent shall contribute the proceeds of such sale of Convertible Preferred Stock to the Bank.
     2.02 Interest on Securities. The Bank shall pay interest on the unpaid principal amount of the Securities from their respective dates of issuance until such Securities are paid in full. The outstanding unpaid principal balance of each of the Securities shall accrue interest at the rate of 12% per annum from the Closing Date until Maturity. Interest shall be due and payable semiannually in arrears to all Holders on the last Business Day of each December and June, commencing December 31, 2008. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding unpaid principal balance of each of the Securities, and on interest that is accrued and not paid when due, at a per annum rate equal to the Default Interest Rate, and such interest shall be due and payable in arrears to all Holders from time to time on a monthly basis on the last Business Day of each month or, at the option of the Required Holders, upon written demand. Interest on the Securities shall be computed on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The Bank’s payment of interest on the Securities shall not be reduced by withholding taxes; provided, that the the Purchaser shall have delivered to the Bank a properly executed Internal Revenue Service Form W-9 or W-8BEN.

     2.03 Transfer and Exchange of Units.
          (a) The Bank shall keep at its principal executive office a register for the registration and registration of transfers of both the Securities and the Convertible Preferred Stock. The name and address of each Holder of Securities and Convertible Preferred Stock, each transfer thereof and the name and address of each transferee of Securities and Convertible Preferred Stock shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Security or share of Convertible Preferred Stock shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Bank shall not be affected by any notice or knowledge to the contrary.
          (b) Upon surrender of any Security at the principal executive office of the Bank for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Security or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Security or part thereof), the Bank shall execute and deliver, at the Bank’s expense (except as provided below), one or more new Securities (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Security. Each such new Security shall be payable to such Person or Persons as such Holder may request and shall be substantially in the form of Exhibit A hereto. Each such new Security shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Security or dated the date of the surrendered Security if no interest shall have been paid thereon. The Bank may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Securities. Securities shall not be transferred by any Holder of Securities to any Person other than an Affiliate of such Holder in denominations of less than $250,000, provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Securities, one Security may be in a denomination of less than $250,000.
          (c) Any transferee, by its acceptance of a Security registered in its name (or the name of its nominee), shall be deemed (i) to have made the representations set forth in Article 6 and (ii) to confirm to and agree with the transferor and the other parties hereto as follows: (A) other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Operative Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Operative Document or any other instrument or document furnished pursuant hereto or thereto; (B) such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Bank or the performance or observance by the Bank of any of its obligations under any Operative Document or any other instrument or document furnished pursuant thereto; (C) such transferee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.11 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Securities; (D) such transferee shall, independently and without reliance upon the transferor or any other Holder of Securities and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (E) such transferee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Holder of a Security, and (F) such transferee represents and warrants that it is, as of the effective date of the transfer of Securities thereto, a transferee permitted under the terms of the Securities as contemplated in Section 3.05 hereof.
     2.04 Loss or Destruction of Security. Upon receipt by the Bank of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Security, and in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or in the case of mutilation, upon surrender and cancellation thereof, the Bank, at its own expense, shall execute and deliver, in lieu thereof, a new Security, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Security or dated the date of such lost, stolen, destroyed or mutilated Security if no interest shall have been paid thereon.
     2.05 Method of Payment on Securities. So long as a Purchaser or a Purchaser’s nominee shall be the Holder of any Security, the Bank shall pay all sums becoming due on such Security for principal and interest by the method and at the address specified for such purpose below Purchaser’s name in Schedule 1, or by such other method or at such other address as Purchaser shall have from time to time specified to the Bank in writing for such purpose, without the presentation or surrender of such Security or the making of any notation thereon, except that upon written request of the Bank made concurrently with or reasonably promptly after payment or prepayment in full of any Security, Purchaser shall surrender such Security for cancellation, reasonably promptly after any such request, to the Bank at its principal executive office. Prior to any permitted sale, transfer or other disposition of any Security held by a Purchaser or a Purchaser’s nominee, Purchaser shall, at Purchaser’s election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Security to the Bank in exchange for a new Security or Securities pursuant to Section 2.03.
     2.06 Prepayment of Securities.
          (a) At any time and from time to time after the fifth anniversary of the date of issuance of the Securities but not prior thereto, the Bank may (subject to the prior approval of the applicable Federal Banking Regulator), upon not less than seven Business Days’ notice to Purchasers, prepay, without premium or penalty thereon, the unpaid principal amount of the Securities, in whole or in part, together with accrued interest thereon to the date of such prepayment on the principal amount prepaid; provided that each partial prepayment shall be in an aggregate principal amount of not less than $250,000.
          (b) Each partial prepayment of the Securities shall be allocated (in integral multiples of $1,000) to all Securities at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments to the extent applicable to compensate for any prior prepayments not made exactly in such proportion; provided, however, that if as a result of such allocation, any Security held by an Holder would be reduced to an amount of less than $1,000,000, the Bank shall, at the request of such Holder, redeem the balance of such Security.

          (c) In the case of each prepayment of Securities pursuant to this Section 2.08, the principal amount of each Security to be so prepaid or repurchased shall mature and become due and payable on the date fixed for such prepayment or repurchase, together with interest on such principal amount to be so prepaid accrued to such date. From and after such date, unless the Bank shall fail to pay such principal amount to be so prepaid when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Security paid or prepaid in full shall be surrendered to the Bank and canceled and shall not be reissued, and no Security shall be issued in lieu of any prepaid or repurchased principal amount of any Security.
          (d) Notwithstanding anything to the contrary in this Section 2.06, the Securities may not be redeemed or prepaid at the option of the Bank prior to the Maturity pursuant to this Section 2.06 without the prior written consent of the applicable Federal Banking Regulator if the Bank is undercapitalized, significantly undercapitalized or critically undercapitalized as described in 12 C.F.R. Section 565.4(b), fails to meet its regulatory capital requirements under 12 C.F.R. Part 567, or, if after giving effect to such repayment, the Bank would fail to meet any of such standards or if such approval is otherwise required by the capital regulations of the applicable Federal Banking Regulator. The Bank shall apply to the OTS for any such required prior written consent.
     2.07 Acquisition by Bank of Securities. The Bank shall not purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Securities except in accordance with the terms of this Agreement and the Securities. The Bank shall promptly cancel all Securities acquired by it pursuant to any payment, prepayment or purchase of Securities pursuant to any provision of this Agreement and no Securities may be issued in substitution or exchange for any such Securities.
     2.08 Securities Subordinate to Senior Debt.
          (a) The Bank shall not pay the principal of, or premium, if any, or interest on, the Securities and may not repurchase, redeem or otherwise retire any Securities if any principal, premium or interest in respect of Senior Debt is not paid when due or within any applicable grace period (including at maturity) or any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or the payment due in respect of such Senior Debt has been paid in full in cash. Without limiting the generality of the foregoing, during the continuance of any default with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Bank shall not make payments on the Securities for a period (a “Payment Blockage Period”) commencing upon the receipt by the Bank of written notice of such default from the Representative of any Senior Creditor with respect to such Senior Creditor’s Senior Debt specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and ending on the date, determined in good faith by the Bank, (i) of repayment in full in cash of such Senior Debt or (ii) that the default giving rise to such Blockage Notice is no longer continuing. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 2.08(a)), unless the holders of Senior

Debt or the Representative of such holders shall have accelerated the maturity of such Senior Debt, the Bank shall, upon the expiration of any Payment Blockage Period, resume payments of accrued unpaid interest on, and regularly scheduled payments of principal of, indebtedness of the Bank evidenced by the Securities.
          (b) Without limiting the generality of the foregoing, the obligations evidenced by the Securities are subordinated on liquidation, as to principal, interest, and premium (if any) to all claims against the Bank that have the same priority as savings accounts or higher. The indebtedness of the Bank evidenced by the Securities, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, FDIC, and any rights acquired by the FDIC as a result of loans made by the FDIC to the bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC §1823(c), (d) or (e), whether now outstanding or hereafter incurred. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Bank, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on the Securities. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of the Securities, together with any obligations of the Bank ranking on a parity with the Securities, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to the Securities.
          (c) Except as otherwise expressly set forth in this Section 2.08, nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on the Securities according to their terms.
          (d) Notwithstanding anything to the contrary, (1) the Bank shall not pay interest on the Securities while it remains in default in the payment of any assessment due to the FDIC, and (2) in accordance with and subject to 12 U.S.C. §1831o(h) (or its successor statute), if the Bank becomes a critically undercapitalized insured depository institution under such statute, it shall not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on the Securities. The Bank shall promptly notify the Holders upon becoming aware of any facts that would result in the Bank being prohibited from paying interest on the Securities in accordance with the preceding sentence.
          (e) Each Holder by accepting a Security agrees that the Debt evidenced by such Security is subordinated in right of payment, to the extent and in the manner provided in this Section 2.9, to the prior payment in full (including both interest and principal) of all Senior Debt and that the subordination is for the benefit of and enforceable by the Holders of Senior Debt.
          (f) Nothing in this Section 2.08 shall prevent any Holder of Securities from exercising its respective available remedies upon an Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Holders of the Securities. Should any payment or prepayment on account of the Securities (whether principal, interest or otherwise) be received by the Holders in contravention of this Section 2.08, the Holders shall deliver the same to the Senior Creditors for application on the Senior Debt, and the Holders agree that, until so delivered, the same shall be deemed received by the Holders as agents for the Senior Creditors and such payment or prepayment shall be held in trust by the Holders as property of the Senior Creditors.
          (g) If the FDIC shall be appointed as receiver for the Bank and in its capacity as such shall have caused the Bank to merge with or into another financial institution, or in such capacity shall sell or otherwise convey part or all of the assets of the Bank to another financial institution or shall arrange for the assumption of less than all of the liabilities of the Bank by one or more other financial institutions, the FDIC shall have no obligation, either in its capacity as receiver or in its corporate capacity, to contract for or to otherwise arrange for the assumption of the obligation represented by the Securities in whole or in part by any financial institution or institutions which results from any such merger or which has purchased or otherwise acquired from the FDIC as receiver for the Bank, any of the assets of the Bank, or which pursuant to any arrangement with the FDIC, has assumed less than all of the liabilities of the Bank. To the extent that the obligations represented by the Securities have not been assumed in full by a financial institution with or into which the Bank may have been merged, as described in this paragraph (i), and/or by one or more financial institutions which have succeeded to all or a portion of the assets of the Bank, or which have assumed a portion but not all of the liabilities of the Bank as a result of one or more transactions entered into by the FDIC as receiver of the Bank, then the holder of the Securities shall be entitled to payments on the related obligation in accordance with any procedures or priorities set forth in any applicable receivership regulations or in orders of the FDIC relating to such receivership.
          (h) In the event that the obligation represented by the Securities is assumed in full by another financial institution, which shall succeed by merger or otherwise to substantially all of the assets and the business of the Bank, or which shall by arrangement with the FDIC assume all or a portion of the liabilities of the Bank, and payment or provision for payment shall have been made in respect of all matured installments of interest upon the Securities together with all installments of principal on the Securities which shall have become due other than by acceleration, then any default caused by the appointment of a receiver for the Bank shall be deemed to have been cured, and any declaration consequent upon such default declaring the principal and interest on the Securities to be immediately due and payable shall be deemed to have been rescinded.
          (i) The Securities are not secured by any assets of the Bank, or any affiliate (as defined in 12 C.F.R. Section 583.2) of the Bank. The Securities are not eligible as collateral for any loan by the Bank.
          (j) Notwithstanding any other provisions hereof or of the Securities, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Bank, it is expressly understood and agreed that if the applicable Federal Banking Regulator is the OCC, then the OCC or any receiver or conservator of the Bank appointed by the OCC shall have the right in the performance of his legal duties, and as part of liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations evidenced by the Securities or otherwise evidenced hereby to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on the Securities or hereunder and the due and punctual performance of all covenants and conditions hereunder or under the Securities; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which my occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of the Securities or otherwise hereunder, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holders, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein or in the Securities.
Section 3. PURCHASE AND SALE OF THE UNITS.
     3.01 Purchase Price. Subject to the terms and conditions specified in this Agreement, each of the Purchasers, severally and not jointly, have agreed to purchase the Units, and the Bank and the Parent agree to sell to each Purchaser, the Units in the amounts set forth opposite each Purchaser’s name on Schedule 2.01, in exchange for the payment of an aggregate cash amount (the “Purchase Price”) equal to $275,000,000. Each Purchaser will deliver its applicable purchase price set forth on Schedule 2.01 by wire transfer of immediately available funds to the Bank and to the Parent.
     3.02 Closing. Delivery or transfer of, and payment for, the Units shall be made at 11:00 A.M. Houston, Texas time, on a date that is within five Business Days after both (i) the Bank receives the approval of the OTS with respect to (a) the issuance of the Securities and the other terms contained herein or such later date (not later than 30 days later) as the parties may designate, and (b) the inclusion of the face amount of the Securities as Tier-2 Capital (as that term is defined by the OTS) of the Bank, and (ii) the satisfaction of all other conditions to closing set forth in Article 4 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). On the Closing Date, the Units shall be transferred and delivered to each Purchaser, or its designee[s], against the payment of the Purchase Price to the Bank and to the Parent, as applicable.
     3.03 Delivery of Units. Delivery of the Units shall be made at such location, and in such names and denominations, as the Purchasers shall designate in advance of the Closing Date. The Bank and the Parent agree to have the Units available for inspection and checking by the Purchaser in New York, New York not later than 2:00 P.M. Dallas, Texas time, on the Business Day prior to the Closing Date. The closing for the purchase and sale of the Units shall occur at the offices of Arnold & Porter LLP, New York, New York or such other place as the parties hereto shall agree.

     3.04 No Registration. The Units, the Securities, the Convertible Preferred Stock and the Conversion Shares shall be sold by the Bank or the Parent (as applicable) to the Purchaser without registration of any of the Units, the Convertible Preferred Stock, the Securities or the Conversion Shares under the Securities Act, or any other applicable securities laws and regulations (including the Securities Offering Regulations of the OTS and state securities laws) in reliance upon exemptions from the registration requirements of the Securities Act and other applicable securities laws. The Bank, the Parent and each Purchaser have entered into this Agreement to set forth their understanding as to their relationship and their respective rights, duties and obligations.
     3.05 Certificate Legends.
          (a) Upon original issuance thereof, the Securities certificates shall each contain such legends as required pursuant to any of the Operative Documents, including without limitation, a legend stating that the offer, sale or transfer of the Securities shall be made only (a) to the Bank, (b) pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person the transferor reasonably believes is a “Qualified Institutional Buyer” as defined in Rule 144A (a “QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, provided that such QIB is also an “Accredited Investor” within the meaning of subparagraph (a) (1), (2), (3) or (7) of Rule 501 under the Securities Act (an “Accredited Investor”) or (c) an Accredited Investor that is acquiring the Security for its own account, or for the account of an Accredited Investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, subject to the Bank’s right prior to any such offer, sale or transfer pursuant to clause (c) to require the delivery of an opinion of counsel, certification or other information reasonably satisfactory to it.
          (b) (i) Each Purchaser agrees that all certificates or other instruments representing the Preferred Shares and the Conversion Shares subject to this Agreement shall bear a legend substantially to the following effect:
(A) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(B) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AND TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JUNE 7, 2008, COPIES OF WHICH ARE ON FILE WITH THE ISSUER.

Upon request of the Purchaser, upon receipt by the Parent of an opinion of counsel reasonably satisfactory to the Parent to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Parent shall promptly cause clause (A) of the legend to be removed from any certificate for any Preferred Shares or Conversion Shares to be transferred by the Purchaser in accordance with the terms of this Agreement and clause (B) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Purchaser acknowledges that neither the Preferred Shares nor the Conversion Shares have been registered under the Securities Act or under any state securities laws and the Purchaser agrees that it shall not sell or otherwise dispose of any of the Preferred Shares or Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
          (c) The Units shall not be certificated or otherwise evidenced by any tangible form.
     3.06 No Offering Circular. The Securities are not being offered by an offering circular filed with and declared effective by the OTS pursuant to 12 C.F.R. § 563g.2 but instead are being sold in reliance upon an exemption from the offering circular requirement provided for by 12 C.F.R. §563g.3(b).
Section 4. CLOSING CONDITIONS.
     4.01 The obligations of the Bank and the Parent under this Agreement on the Closing Date are subject to the following conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchasers in Section 6 shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) as of the date hereof and at and as of the Closing Date, except for representations and warranties made as of a specific date, which shall be made as of such specified date, except, in each case, where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) would not result in a Material Adverse Change. Each Purchaser shall each have furnished to the Bank and to the Parent an Officer’s Certificate, as to the foregoing with respect to such Purchaser.
          (b) Purchase Permitted by Applicable Laws; Legal Investment. (i) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement, and (ii) the purchase of and payment for the Securities as described in this Agreement shall have received the approval of the applicable Federal Banking Regulator as set forth in Section 3.02.
          (c) Consents and Permits. The Bank shall have received all material consents, permits and other authorizations, and made all such filings and declarations, as may be required from any Person or entity pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any agreement, order or decree to which the Bank is a party or to which it is subject, in connection with the transactions contemplated by this Agreement.
          (d) Tier-2 Capital. The OTS shall have approved the inclusion of the face amount of the Securities as Tier-2 Capital as set forth in Section 3.02, and the Operative Documents shall have been amended, as and to extent required by the OTS, in order to obtain such approval as Tier-2 Capital.
          (e) Simultaneous Purchases. All purchases of Units shall have occurred simultaneously.
     4.02 The obligations of the Purchasers under this Agreement on the Closing Date are subject to the following conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Bank and the Parent in Section 5 shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) as of the date hereof and at and as of the Closing Date, except for representations and warranties made as of a specific date, which shall be made as of such specified date, except, in each case, where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) would not result in a Material Adverse Change. The Bank and the Parent shall each have furnished to each Purchaser on Officer’s Certificate, as to the foregoing, and to the effect that since the date of the Bank Financial Statements (as defined in Section 5.11), there has been no event, change or occurrence that has had or reasonably could be expected to have a Material Adverse Effect.
          (b) No Subsequent Change. Subsequent to the execution of this Agreement, there shall not have been any Material Adverse Change.
          (c) Purchase Permitted by Applicable Laws; Legal Investment. No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement, and the Purchasers shall have obtained the written approval of the applicable Federal Banking Regulator as set forth in Section 3.02.
          (d) Consents and Permits. The Bank shall have received all material consents, permits and other regulatory approvals, and made all such material filings and declarations, as may be required from any Person or entity pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any material order or decree to which the Bank is a party or to which it is subject, in connection with the transactions contemplated by this Agreement.
          (e) Tier-2 Capital. The OTS shall have approved the inclusion of the face amount of the Securities as Tier-2 Capital as set forth in Section 3.02, and the Operative Documents shall have been amended, as and to extent required by the OTS, in order to obtain such approval as Tier-2 Capital.

          (f) Minimum Capital Raise; Closings. Excluding the proceeds from the sale of the Units, the Bank and the Parent shall have collectively raised in the aggregate $325,000,000 in additional capital from the proceeds of the sale of convertible preferred stock and common stock, including from the sale of common stock to TRT Financial Holdings, LLC for cash proceeds of $38,378,632, and the closings and fundings of the issuance of Convertible Preferred Stock by the Parent pursuant to investment agreements entered into on or about the date hereof between the Parent and the investors named therein shall occur prior to or simultaneously with the Closing.
          (g) Legal Opinion. The Purchasers shall have received a legal opinion from Fulbright & Jaworski LLP, counsel to the Bank, in form and substance reasonably satisfactory to the Purchasers holding a majority of the face amount of the Securities and containing reasonable qualifications and limitations, with respect to the matters of due incorporation, existence, power and authority, and enforceability (as set forth generally in Section 5.05), capitalization (as set forth generally in Section 5.08) and with respect to the capitalization of the Parent (as set forth generally in Section 5.32, other than the last sentence thereof).
          (h) Tax Opinion. The Parent shall have received from Fulbright & Jaworski L.L.P. an opinion that with respect to the Spin-Off, the issuance of the Convertible Preferred Stock, as provided herein, will not result in Distribution Taxes (as such term is defined in the Tax Matters Agreement) imposed under the Code, the Texas Franchise Tax or the California Taxes, and a copy of such opinion shall be furnished to the Purchasers prior to the Closing Date.
          (i) Simultaneous Purchases. All purchases of Units shall have occurred simultaneously.
          (j) The Purchasers shall have obtained the OTS Approval, as applicable.
     If any of the conditions specified in this Section 4 shall not have been fulfilled when and as provided in this Agreement, then this Agreement and all obligations hereunder may be canceled at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the other parties in writing or by telephone or facsimile confirmed in writing.
     Each certificate signed by any officer of the Bank and delivered to the Purchasers or their counsel in connection with the Operative Documents and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Bank and not by such officer in any individual capacity.
Section 5. REPRESENTATIONS AND WARRANTIES OF THE BANK AND THE PARENT.
The Bank represents and warrants to, and agrees with the Purchasers as of the date hereof and as of the Closing Date as follows in Sections 5.01 through 5.29:

     5.01 Securities Laws Matters:
          (a) Neither the Bank, nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), nor any Person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Convertible Preferred Stock, the Securities, the Units or the Conversion Shares.
          (b) Assuming the accuracy of the representations and warranties of the Purchaser and compliance with the terms of this Agreement, it is not necessary in connection with the sale and delivery of the Units or the Securities by the Bank in the manner contemplated by this Agreement to register the Securities under the Securities Act, the Securities Offering Regulations of the OTS or other applicable federal law.
          (c) The Units and the Securities (i) are not and have not been listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted on a U.S. automated interdealer quotation system, (ii) are exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(5) thereof, and (iii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Units and the Securities otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act.
          (d) The Securities are not offered by an offering circular filed with and declared effective by the OTS pursuant to 12 C.F.R. § 563g.2 but instead are being sold in reliance upon an exemption from the offering circular requirement provided for by 12 C.F.R. §563g.3(b).
          (e) The Bank is not, and, immediately following consummation of the transactions contemplated hereby and the application of the net proceeds therefrom, shall not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a)(1) of the Investment Company Act.
     5.02 Securities. The Securities have been duly authorized by the Bank and, on the Closing Date when delivered to the Purchaser against payment therefor in accordance with this Agreement, shall constitute legal, valid and binding obligations of the Bank entitled to the benefits of this Agreement, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
     5.03 Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Bank, and constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
     5.04 Defaults. Neither the issue and sale of the Units or the Securities nor the execution and delivery of and compliance with the Operative Documents by the Bank or the consummation of the transactions contemplated herein or therein, or the use of the proceeds therefrom, (i) shall conflict with or constitute a breach of, or a default under the charter or bylaws of the Bank or any Subsidiary of the Bank or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over the Bank or any of its Subsidiaries, or their respective properties or assets (collectively, “Governmental Entities”), (ii) shall conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Bank or any of the Bank’s Subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A) the Bank or any of its Subsidiaries is a party or by which it or any of them may be bound, or (B) any of the property or assets of any of them is subject, or any judgment, order or decree of any court, Governmental Entity or arbitrator, except, in the case of this clause (ii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or any Lien which (X) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents and (Y) would not, singly or in the aggregate, have a Material Adverse Effect, or (iii) require the consent, approval, authorization or order of any court or Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Bank or any of its Subsidiaries prior to its scheduled maturity.
     5.05 Organization, Standing and Qualification of the Bank. The Bank has been duly organized and is validly existing as an entity in good standing under the laws of the United States, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact and to perform its obligations under each of the Operative Documents, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature of its activities requires such qualification, except where the failure of the Bank to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.
     5.06 Subsidiaries of the Bank. Each of the Bank’s significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X to the Securities Act) is listed in the Disclosure Schedule attached hereto (the “Significant Subsidiaries”). Each Significant Subsidiary has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact, except where the failure to continue such existence or good standing, or maintain such power and authority would not have a Material Adverse Effect. Each Significant Subsidiary is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature of its activities requires such qualification, except where the failure of any such Significant Subsidiary to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.
     5.07 Government Licenses; Laws. The Bank and each of its Subsidiaries hold all necessary approvals, authorizations, orders, licenses, certificates and permits (collectively, "Government Licenses”) of and from Governmental Entities necessary to conduct its respective business as now being conducted, and neither the Bank nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Government License, except where the failure to be so licensed or approved or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Government Licenses are valid and in full force and effect, except where the invalidity or the failure of such Government Licenses to be in full force and effect, would not, singly or in the aggregate, have a Material Adverse Effect; and the Bank and its Subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect.
     5.08 Stock. All of the issued and outstanding shares of capital stock of the Bank and each of its Subsidiaries are validly issued, fully paid and nonassessable and are held beneficially and of record by the Parent; all of the issued and outstanding capital stock of each Subsidiary of the Bank is owned by the Bank, directly or through Subsidiaries, free and clear of any Lien, claim or equitable right, except that RWHC has issued preferred stock to the Parent; and none of the issued and outstanding capital stock of the Bank or any Subsidiary was issued in violation of any preemptive or similar rights arising by operation of law, under the charter or by-laws of such entity or under any agreement to which the Bank or any of its Subsidiaries is a party.
     5.09 Conflicts, Authorizations and Approvals. Except as set forth on the Disclosure Schedule, neither the Bank nor any of its Subsidiaries is (a) in violation of its respective charter, bylaws or similar organizational documents or (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which either the Bank or any such Subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, in the case of clause (b), where such default would not, singly or in the aggregate, have a Material Adverse Effect. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained or the absence of which would not have a Material Adverse Effect, is necessary or required for the performance by the Bank of its obligations under the Operative Documents, or the consummation by the Bank of the transactions contemplated by the Operative Documents.
     5.10 Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the termination of such insurance is pending or, to the knowledge of the Bank after due inquiry, threatened.
     5.11 Bank Financial Statements. (a) The unaudited consolidated balance sheets, income statements and statements of changes in stockholders’ equity of the Bank and its consolidated Subsidiaries as of and for the last two fiscal years (the “Bank Financial Statements”) and unaudited balance sheet and income statement of the Bank as of and for the three months ended March 31, 2008 (the “Interim Financial Statements"), copies of each of which have been provided to the Purchasers, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as disclosed in the notes to such financial statements, and fairly present in all material respects the consolidated financial positions, results of operations and changes in stockholders’ equity of the Bank and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are or are expected to be material); the books and records of the Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with such GAAP and any other applicable legal and accounting requirements; and the Bank’s regulatory financial reports filed with the OTS on Form FFIEC 032 or 033 or OTS Form 1313, as applicable, for the most recent calendar quarter provided to the Purchaser comply with the requirements of the OTS and are the most recent available such reports and fairly present in all material respects the information required to be stated therein (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are or are expected to be material).
               (b) Since the dates of the Bank Financial Statements or Interim Financial Statements, there has not been (A) any occurrence or event that, individually or in the aggregate, had or could reasonably expect to have Material Adverse Effect, whether or not occurring in the ordinary course of business, excluding additions to the Bank’s loan loss provisions occurring in the ordinary course of business, or (B) any dividend or distribution of any kind declared, paid or made by the Bank on any class of its capital stock other than regular quarterly dividends on the Bank’s common stock.
               (c) The accountants of the Bank who certified the Bank Financial Statements are independent public accountants of the Bank and its Subsidiaries within the meaning of the rules and regulations of the Bank’s Federal Banking Regulator.
     5.12 Regulatory Enforcement Matters; Distributions.
          (a) Except as set forth on the Disclosure Schedule, neither the Bank nor any of its Subsidiaries, nor any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any notice from any Regulatory Agency (as defined below) that any of them shall become subject or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Regulatory Agency that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, their credit policies, their management or their business (each, a “Regulatory Action”), nor has the Bank or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Bank or any of its Subsidiaries, except where such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, the Bank is “well-capitalized” within the meaning of 12 U.S.C. §1831o(b)(1)(a) and applicable implementing regulations thereunder; and (ii) is not and has not been notified by any Regulatory Agency that it is, in “troubled condition” within the meaning of 12 U.S.C. §1831i(f) and applicable implementing regulations thereunder. As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Bank or any of its Subsidiaries.
          (b) Except as set forth in the Disclosure Schedule, neither the Bank nor any of its Subsidiaries is currently unable to pay dividends or make distributions to its shareholders with respect to any class of its equity securities, or prohibited from paying principal or interest on its debt obligations, due to a restriction or limitation, whether by statute, contract or otherwise, and, in the reasonable judgment of the Bank’s management, neither the Bank nor any of its Subsidiaries shall be unable in the foreseeable future to pay dividends or make distributions with respect to any class of equity securities, or be prohibited from paying principal or interest on its debt obligations, due to a restriction or limitation, whether by statute, contract or otherwise.
     5.13 No Undisclosed Liabilities. Neither the Bank nor any of its Subsidiaries has any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against the Bank or its Subsidiaries that could give rise to any such liability), except for (i) liabilities set forth in the Bank Financial Statements or the Interim Financial Statements, (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Bank and all of its Subsidiaries since the date of the most recent balance sheet included in such Bank Financial Statements or Interim Financial Statements and (iii) those that individually or in the aggregate would not have a Material Adverse Effect.
     5.14 Litigation. There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of the Bank after due inquiry, threatened against or affecting the Bank or any of its Subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or have a Material Adverse Effect.
     5.15 Tax Returns. The Bank and each of its material Subsidiaries have timely and duly filed all Tax Returns (defined below) required to be filed by them except where the failure to file would not reasonably be expected to have a Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects. The Bank and each of its material Subsidiaries have timely and duly paid in full all material Taxes required to be paid by them (whether or not such amounts are shown as due on any Tax Return). There are no federal, state, or other Tax audits or deficiency assessments proposed or pending with respect to the Bank or any of its material Subsidiaries, and no such audits or assessments are threatened, except for those as to which no Material Adverse Effect could reasonably be expected to result. As used herein, the terms "Tax” or “Taxes” mean (i) all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Governmental Entity,

(ii) all liabilities in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, under Treasury Regulations Section 1.1502-6 or similar provisions under applicable state, local or foreign Tax laws and (iii) and any payments made or owing to any other Person measured by such amounts, whether pursuant to a tax indemnity agreement, tax sharing agreement including the Tax Matters Agreement and the Temple-Inland Inc. Tax Allocation Policy (as defined in the Tax Matters Agreement), or otherwise (other than pursuant to commercial agreements or Benefit Plans). As used herein, the term “Tax Returns” means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto filed or required to be filed with any Governmental Entity.
     5.16 Books and Records. The books, records and accounts of the Bank and its Subsidiaries accurately and fairly reflect in all material respects, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Bank and its Subsidiaries. The Bank and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and/or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     5.17 Insurance. The Bank and the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts in all material respects as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions contemplated hereby, including, but not limited to, real or personal property owned or leased against theft, damage, destruction, act of vandalism and all other risks customarily insured against. All policies of insurance and fidelity or surety bonds insuring the Bank or any of the Significant Subsidiaries, or insuring the Bank’s or Significant Subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect. The Bank and each of the Significant Subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Neither the Bank nor any Significant Subsidiary has reason to believe that it shall not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. Within the past 12 months, neither the Bank nor any Significant Subsidiary has been denied any insurance coverage which it has sought or for which it has applied.
     5.18 Corporate Funds. To its knowledge, the Bank and its Subsidiaries or any Person acting on behalf of the Bank and its Subsidiaries including, without limitation, any director, officer, agent or employee of, the Bank or its Subsidiaries has not, directly or indirectly, while acting on behalf of the Bank and its Subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.
     5.19 OSHA Compliance. Neither the Bank nor any of its Subsidiaries is in violation of any federal or state law or regulation relating to occupational safety and health and the Bank and its Subsidiaries have received all permits, licenses or other approvals required of them under applicable federal and state occupational safety and health and environmental laws and regulations to conduct their respective businesses, and the Bank and each of its Subsidiaries is in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law or regulation, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals which would not, singly or in the aggregate, result in a Material Adverse Effect.
     5.20 Conduct of Business. The Bank is conducting its business in compliance in all respects with all laws, rules, regulations, decisions, directives and orders (including, without limitation, all regulations and orders of, or agreements with the Federal Banking Regulator) applicable to it, except for such failures to comply as would not reasonably be expected to have a Material Adverse Effect.
     5.21 ERISA. The Bank and its Subsidiaries have fulfilled, in all material respects, its obligations, if any, under the minimum funding standards of ERISA Section 302, and the regulations promulgated thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and regulations thereunder), which is maintained by the Bank and its Subsidiaries for their employees, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the regulations thereunder. The Bank and its Subsidiaries have not incurred any unpaid liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan.
     5.22 Environmental Matters. The Bank and its Subsidiaries are in compliance in all material respects with all applicable federal, state, and local environmental laws and regulations, including, without limitation, those applicable to emissions to the environment, waste management, and waste disposal (collectively, the “Environmental Law”), except where such noncompliance could not be reasonably expected to have a Material Adverse Effect, and to the knowledge of the Bank, there are no circumstances that would materially increase the cost of such compliance in the future and result in a Material Adverse Effect. There is no claim under any Environmental Law, including common law, pending or, to the knowledge of the Bank, threatened against the Bank or any of its Subsidiaries (an “Environmental Claim”), which would be reasonably likely to have a Material Adverse Effect, and, to the knowledge of the Bank, under applicable law, there are no past or present actions, including without limitation, releases of any material into the environment, that are reasonably expected to form the basis of any Environmental Claim against the Bank or any of its Subsidiaries which would be reasonably expected to have a Material Adverse Effect.
     5.23 Properties and Leases. The Bank and its Subsidiaries have good and marketable title to all real properties and all other material properties and assets that purport to be owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them, but subject to liens on the assets of the Bank and RWHC in favor of the Federal Home Loan Bank of Dallas, which do not materially affect the value of such properties in the aggregate to the Bank and its Subsidiaries considered as one enterprise. The Bank and its Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, except for such claims that would not singly or in the aggregate have a Material Adverse Effect and neither the Bank nor any Subsidiary of the Bank has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Bank or any Subsidiary of the Bank under any such leases or subleases, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.
     5.24 Intellectual Property. Each of the Bank or its Subsidiaries, as applicable, (i) owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) presently employed by them in connection with the business now operated by them or reasonably necessary in order to conduct such business, except for such Intellectual Property the lack of which would not reasonably be expected to have a Material Adverse Effect, and (ii) neither the Bank nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Bank or any of its Subsidiaries therein, except for such infringement, conflict, invalidity or inadequacy as would not reasonably be expected to have a Material Adverse Effect.
     5.25 Loans. Each loan reflected as an asset in the Bank Financial Statements or Interim Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, except for such matters as would not reasonably be expected to have a Material Adverse Effect, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, except for such for such failures to perfect as would not reasonably be expected to have a Material Adverse Effect and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except for such unenforceable matters as would not reasonably be expected to have a Material Adverse Effect.
     5.26 Allowance for Loan Losses. The allowance for loan losses reflected on the Bank Financial Statements or Interim Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP.
     5.27 Repurchase Agreements. With respect to all agreements pursuant to which the Bank or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Bank or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except where the failure to so perfect, or the inadequacy of value, would not reasonably be expected to have a Material Adverse Effect.
     5.28 Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. The Bank is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank pursuant to 12 C.F.R. Part 570, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. The Bank’s Board of Directors (or, where appropriate, the board of directors of any of Bank’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
     5.29 Compliance with Laws. Each of the Bank and its Subsidiaries is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
The Parent represents and warrants to, and agrees with the Purchasers as of the date hereof and as of the Closing Date as follows in Sections 5.30 through 5.47:
     5.30 Organization and Authority. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Parent’s material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, and each of the Parent and the Parent’s material Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Parent is a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). The Bank is a federally chartered stock savings bank duly organized, validly existing and in good standing under HOLA. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Parent, threatened. The Federal Stock Savings Bank Charter of the Bank complies in all material respects with applicable law. The Parent owns beneficially and of record all of the outstanding equity interests of the Bank and its other material Subsidiaries free of any lien or encumbrance, and there are no outstanding options, warrants, convertible securities or other instruments or agreements pursuant to which a person or entity other than the Parent has the right or obligation to acquire equity interests of the Bank or any of its other material Subsidiaries.
     5.31 Organization; Good Standing; Qualification. This Agreement has been duly and validly authorized, executed and delivered by the Parent and constitutes a binding obligation of the Parent enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). All of the Preferred Shares to be issued to the Purchaser hereunder, and the Conversion Shares to be issued to the Purchaser upon conversion of the Preferred Shares, shall be duly authorized for issuance prior to the Closing Date (except that the issuance of the Conversion Shares shall be subject to the Stockholder Approval) and, when issued, paid for and delivered as set forth herein or in the Certificate of Designations, as applicable, the Preferred Shares and the Conversion Shares shall be validly issued, fully paid and non-assessable.
     5.32 Capitalization. The authorized capital stock of the Parent consists of 200,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share, of which, as of May 31, 2008 (i) 44,630,665 shares of Common Stock are issued and outstanding, (ii) 95,848 shares of Common Stock are issued and held in treasury, (iii) 2,100,570 shares of Common Stock are reserved for issuance upon exercise of options and other awards granted under the Parent’s stock option and incentive plans, (iv) no shares of preferred stock are issued and outstanding, and (v) 200,000 shares of preferred stock are reserved for issuance pursuant to the Rights Agreement. As of the date hereof, the Parent has not issued any shares of capital stock since May 31, 2008, other than shares of Common Stock upon exercise of options and other awards granted under the Parent’s stock option and incentive plans. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.

     5.33 No Conflicts. Except as disclosed to the Purchasers in writing, the issuance and sale of the Preferred Shares and the Conversion Shares, the execution, delivery and performance by the Parent of this Agreement, the compliance by the Parent with all of the provisions of this Agreement and the consummation of the transactions herein contemplated shall not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent is a party or by which the Parent is bound or to which any of the property or assets of the Parent is subject, (ii) result in any violation of the provisions of any of the organizational or governing documents of the Parent or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent or any of its properties, or (iii) require any consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Parent or any of its properties, except for the Regulatory Approvals.
     5.34 Reports. Since December 28, 2007, the Parent has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Exchange Act or the Securities Act (all such documents, as supplemented and amended since the time of filing, collectively with the registration statement relating to the Rights Offering, the “Parent SEC Documents”). The Parent SEC Documents, including all financial statements and schedules included in the Parent SEC Documents, at the time filed or, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.
     5.35 Parent Financial Statements. The Parent’s financial statements, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly the Parent’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments and the provisions of Regulation S-X). Since the date of the most recent balance sheet included in the Parent Financial Statements, (i) the Parent has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP, nor has it been advised by its independent registered accounting firm or any Governmental Entity that any such change in method of accounting or accounting practice is appropriate, and (ii) there has been no Material Adverse Change.
     5.36 No Undisclosed Liabilities. Neither the Parent nor any of its material Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Parent Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since March 31, 2008 in the ordinary and usual course of business and consistent with past practice, (ii) contractual liabilities under agreements entered into in the ordinary course of business or that are disclosed in the Parent SEC Documents, and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.
     5.37 Parent Significant Agreements. Except as disclosed to the Purchasers in writing prior to the date hereof, each of the Company Significant Agreements is valid and binding on the Parent or its Subsidiaries, as applicable, and in full force and effect; the Parent and each of its Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and as of the date hereof, neither the Parent nor any of its Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.
     5.38 Governmental Consents. Other than the Regulatory Approvals, and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.
     5.39 Controls and Procedures. The Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Parent’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting.
     5.40 Properties and Leases. The Parent and its Subsidiaries have good and marketable title to all real properties and all other material properties and assets that purport to be owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them but subject to liens on the assets of the Bank and RWHC, in favor of the Federal Home Loan Bank of Dallas, which do not materially affect the value of such properties in the aggregate to the Bank and its Subsidiaries considered as one enterprise. The Parent and its Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.
     5.41 Taxes. (i) Each of the Parent and its material Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and (B) paid in full all Taxes due or made adequate provision in the financial statements of the Parent (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Parent or any of its material Subsidiaries, which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (iii) there are no material liens for Taxes upon the assets of either the Parent or its material Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
     5.42 Litigation and Other Proceedings. There is no pending or, to the knowledge of the Parent, threatened, claim, action, suit, investigation or proceeding, against the Parent or any of its Subsidiaries or to which any of their assets are subject, nor is the Parent or any of its Subsidiaries subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect.
     5.43 Compliance with Laws. The Parent and each of its Subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Parent or such Subsidiary. The Parent and each of its Subsidiaries has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Parent, under investigation with respect to or, to the knowledge of the Parent, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity.
     5.44 Insurance. The Parent and each of its material Subsidiaries are presently insured, and since December 27, 2007 have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.
     5.45 Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement shall be deemed approved by the Board of Directors for the purposes of Section 203 of the Delaware General Corporation Law.
     5.46 Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Parent and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Parent in its Parent SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Parent that may create contingencies or liabilities that are not otherwise disclosed by the Parent in its Parent SEC Documents.
     5.47 Securities Laws Matters:

          (a) Neither the Parent, nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D), nor any Person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Convertible Preferred Stock, the Securities or the Units.
          (b) Assuming the accuracy of the representations and warranties of the Purchaser and compliance with the terms of this Agreement, it is not necessary in connection with the sale and delivery of the Units, the Preferred Shares or the Conversion Shares by the Parent in the manner contemplated by this Agreement to register the Units, the Preferred Shares or the Conversion Shares under the Securities Act, the Securities Offering Regulations of the OTS or other applicable federal law.
          (c) The Units, the Preferred Shares and the Conversion Shares (i) are not and have not been listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted on a U.S. automated interdealer quotation system, and (ii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under Section 8 of the Investment Company Act and the Units, the Preferred Shares and the Conversion Shares otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act.
          (d) The Parent is not, and, immediately following consummation of the transactions contemplated hereby and the application of the net proceeds therefrom, shall not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a)(1) of the Investment Company Act.
Section 6. SEVERAL REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser represents and warrants to as to itself (and not with respect to any other Purchaser), and agrees with the Bank and the Parent as follows (and no Purchaser shall be liable for the failure of the representation or warranty of any other Purchaser):
     6.01 No Registration. The Purchaser understands and acknowledges that the Units, the Securities, the Convertible Preferred Stock and the Conversion Shares (i) have not been registered under the Securities Act and the Securities Offering Regulations of the OTS, or any other applicable securities law or regulations, (ii) are being offered for sale by the Bank or the Parent, as applicable, in transactions not requiring registration under the Securities Act or the Securities Offering Regulations of the OTS, as applicable, and (iii) may not be offered, sold, pledged or otherwise transferred by the Purchaser except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.
     6.02 Securities Laws Matters. (a) The Purchaser is purchasing the Units, the Securities and the Convertible Preferred Stock for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act and the Securities Offering Regulations of the OTS or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Units, Securities or Convertible Preferred Stock pursuant to an effective registration statement under the Securities Act or under Rule 144A or any other exemption from registration available under the Securities Act and the Securities Offering Regulations of the OTS or any other applicable securities law. The Purchaser understands that no public market exists for any of the Units, the Securities or the Convertible Preferred Stock, and that it is unlikely that a public market shall ever exist for the Securities.
          (b) The Purchaser (i) is acquiring the Units, the Securities, the Preferred Shares, and shall acquire the Conversion Shares, pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Preferred Shares or the Conversion Shares to any Person, (ii) shall not sell or otherwise dispose of any of the Units, the Securities, the Preferred Shares or the Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Units, the Securities, the Preferred Shares and the Conversion Shares and of making an informed investment decision.
     6.03 Consultation with Advisors. The Purchaser represents and warrants that (i) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary; (ii) it has had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Bank concerning their respective financial condition and results of operations and the purchase of the Securities and any such questions have been answered to its satisfaction; (iii) it has had the opportunity to review all publicly available records and filings concerning the Parent and the Bank and it has carefully reviewed such records and filings that it considers relevant to making an investment decision; and (iv) it has made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by the Parent or the Bank.
     6.04 Accredited Investor. The Purchaser is (i) an institutional Accredited Investor, and (ii) a QIB.
     6.05 No Reliance. The Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, including, without limitation, Keefe, Bruyette & Woods, Inc., except for the statements, representations and warranties contained in this Agreement. Furthermore, the Purchaser acknowledges that (i) Keefe, Bruyette & Woods, Inc. has not performed any due diligence review on behalf of the Purchaser, (ii) the Purchaser has made, and has relied upon, its own examination in purchasing the securities and (iii) the Purchaser has been provided by the Parent and the Bank with the information the Purchaser deemed necessary in order to make its investment decision. Such Person, including, without limitation, Keefe, Bruyette & Woods, Inc., is a third-party beneficiary to this Section 6.05.
     6.06 Sufficient Funds. The Purchaser has and shall have prior to the Closing date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Bank the aggregate Purchase Price payable hereunder by the Purchaser.

     6.07 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated herby shall not violate any statue, order, rule or regulation of any governmental entity having jurisdiction over the Purchaser or any of its properties.
     6.08 No Prior Agreement. Prior to the Spin-Off, neither the Purchaser nor any Person acting on behalf of the Purchaser, with the Purchaser’s explicit or implicit permission, had an agreement, understanding, arrangement, or substantial negotiations with any Person acting on behalf of Temple-Inland or the Parent regarding the Rights Offering or any other acquisition of shares of Common Stock, Convertible Preferred Stock or other equity interests in the Parent.
     6.09 Ownership. As of the close of business on the Business Day immediately preceding the date hereto, the Purchaser beneficially owns (as determined in accordance with Rule 13d-3 under the Exchange Act) the number of shares of Common Stock set forth next to the Purchaser’s name on Schedule 6.09 and, other than as set forth on Schedule 6.09, does not beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) or have the right to vote with respect to any equity securities of the Company.
     6.10 No Conflict. Except for the Stockholder Approval, the OTS Approval with respect to those of the Purchasers that are required by applicable law to obtain such approval, the filing of a Biographical Form and Certificate of License Qualification with the Texas Department of Insurance, and the filing of the Certificate of Designations with the Secretary of State of the State of Delaware by the Company, the execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby shall not require any material Regulatory Approvals or otherwise violate any statute, order, rule or regulation of any Governmental Entity having jurisdiction over the Purchaser or any of its properties.
     6.11 No Broker. The Purchaser has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
     6.12 Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to enter into and perform its obligations under this Agreement.
     6.13 Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 7. COVENANTS OF THE BANK AND THE PARENT.
The Bank covenants and agrees with the Purchasers as follows in Sections 7.01 through 7.07:

     7.01 Compliance with Representations and Warranties. During the period from the date of this Agreement to the Closing Date, the Bank shall use its commercially reasonable best efforts and take all action necessary or appropriate to cause its representations and warranties contained in Section 5 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of the Closing Date and for the conditions described in Section 4 to be satisfied.
     7.02 Sale and Registration of Securities. The Bank shall not, nor shall it permit any of its Affiliates to, nor shall any of them permit any Person acting on its or their behalf to, directly or indirectly, (i) resell any of the Securities that have been acquired by any of them, (ii) sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would or could be integrated with the sale of the Securities in any manner that would require the registration of the Securities under the Securities Act or the Securities Offering Regulations of the OTS or (iii) make offers or sales of any such Security, or solicit offers to buy any such Security, under any circumstances that would require the registration of any of such Securities under the Securities Act or the Securities Offering Regulations of the OTS.
     7.03 Investment Company. So long as any of the Securities are outstanding, (i) the Securities shall not be listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated interdealer quotation system, (ii) the Bank shall not be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act, and, the Securities shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act and (iii) the Bank shall not engage, or permit any Subsidiary to engage, in any activity which would cause it or any Subsidiary to be an “investment company” under the provisions of the Investment Company Act.
     7.04 Solicitation and Advertising. The Bank shall not, nor shall it permit any of its Affiliates or any Person acting on its behalf, to engage in any form of “general solicitation or general advertising” (within the meaning of Rule 502 (c) Regulation D) in connection with any offer or sale of any of the Units, the Securities or the Convertible Preferred Stock.
     7.05 Due Diligence. In connection with the purchase of the Securities by the Purchaser, the Bank agrees that, prior to such purchase, the Purchasers shall have the right to make reasonable inquiries into the business of the Bank and its Subsidiaries. The Bank also agrees to provide answers to the Purchasers, if requested, concerning the Bank and its Subsidiaries (to the extent that such information is available or can be acquired and made available without unreasonable effort or expense and to the extent the provision thereof is not prohibited by applicable law and regulations). Notwithstanding anything in this Agreement to the contrary, the Bank shall not allow confidential correspondence or reports of supervisory activity (or parts thereof) to be made available or otherwise disclosed, unless directed by the Federal Banking Regulator. Moreover, financial statements shall not be furnished to the Purchasers prior to the date that they would be filed with the Federal Banking Regulator, if such financial statements are required to be furnished to the Federal Banking Regulator. The Bank shall not disclose any information contained in the Bank’s report of examination, provided, that the Bank may, in its sole discretion, disclose any information derived from its system of internal audits or otherwise and may disclose information that is publicly available. The Bank shall not disclose any information pertaining to depositors to the extent limited or prohibited by the applicable Federal Banking Regulator (including the regulations thereof).
     7.06 Additional Information. At any time when the Bank is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Bank shall furnish, at its expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information satisfying the requirements of subsection (d) of Rule 144A or any successor provision.
     7.07 Notice and Effect of Material Events. As long as the Securities are outstanding, the Bank shall as promptly as reasonably possible notify each Purchaser, and confirm such notice in writing, of (i) any filing made by the Bank of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States, and (ii) any Material Adverse Effect.
The Parent covenants and agrees with the Purchasers as follows in Sections 7.08 through 7.15:
     7.08 Compliance with Representations and Warranties. During the period from the date of this Agreement to the Closing Date, the Parent shall use its commercially reasonable best efforts and take all action necessary or appropriate to cause its representations and warranties contained in Section 5 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of the Closing Date and for the conditions described in Section 4 to be satisfied.
     7.09 Sale and Registration of Securities. The Parent shall not, nor shall it permit any of its Affiliates to, nor shall any of them permit any Person acting on its or their behalf to, directly or indirectly, (i) resell any of the Securities that have been acquired by any of them, (ii) sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would or could be integrated with the sale of the Securities in any manner that would require the registration of the Securities under the Securities Act or the Securities Offering Regulations of the OTS or (iii) make offers or sales of any such Security, or solicit offers to buy any such Security, under any circumstances that would require the registration of any of such Securities under the Securities Act or the Securities Offering Regulations of the OTS.
     7.10 Investment Company. So long as any of the Preferred Shares or Conversions Shares are outstanding, (i) the Parent shall not be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act, and, the Securities shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act and (ii) the Parent shall not engage, or permit any Subsidiary to engage, in any activity which would cause it or any Subsidiary to be an “investment company” under the provisions of the Investment Company Act.
     7.11 Solicitation and Advertising. The Parent shall not, nor shall it permit any of its Affiliates or any Person acting on its behalf, to engage in any form of “general solicitation or general advertising” (within the meaning of Rule 502 (c) Regulation D) in connection with any offer or sale of any of the Units, the Securities or the Convertible Preferred Stock.
     7.12 Reservation for Issuance. The Parent shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the full number of Conversion Shares. Additionally, the Parent shall at all times prior to the Closing reserve and keep available, out of its authorized but unissued shares of Convertible Preferred Stock, solely for the purpose of issuing the Preferred Shares at the Closing, a sufficient number of shares of Convertible Preferred Stock to allow the issuance of all Preferred Shares necessary to be issued to the Holders.
     7.13 Exchange Listing. The Parent shall promptly use its reasonable best efforts to cause the Conversion Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance and upon receipt of the Stockholder Approval.
     7.14 Stockholder Meeting. The Parent shall call a special meeting of its stockholders, as promptly as practicable following the Closing Date to approve the conversion of the Preferred Shares into Common Stock for purposes of complying with the requirements of the New York Stock Exchange, and use commercially reasonable efforts to take any other action necessary to effect such conversion. The Parent’s Board of Directors, to the extent it is consistent with its fiduciary duties, shall recommend to the Parent’s stockholders that such stockholders vote in favor of the proposals required by this Section 7.14. In connection with such meeting, the Parent shall promptly prepare and file with the Commission a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Parent’s stockholders not more than five Business Days after clearance thereof by the Commission staff, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. In the event that the approvals necessary to permit the Preferred Shares to be converted into Common Stock are not obtained at such special stockholders meeting, the Parent shall include a proposal to approve (and the Parent’s Board of Directors, to the extent it is consistent with its fiduciary duties, shall recommend approval of) such issuance at a meeting of its stockholders no less than once in each subsequent six-month period beginning on January 1, 2009 and ending on the earlier of (i) the date such approval is obtained or made, or (ii) May 31, 2012.
     7.15 Voting Agreement. As a material inducement to the Bank’s and the Parent’s entry into this Agreement and issuing and selling the Units to the Purchasers, each of the Purchasers irrevocably covenants and agrees to vote and to execute written consents, and to cause its Affiliates to vote and execute written consents, at any meeting of the stockholders of the Parent or in any action taken by such stockholders without a meeting, with respect to all Voting Securities over which the Parent or any of its Affiliates has voting power (i) in favor of the Stockholder Approval, and (ii) against any action, agreement or proposal that would result in the Stockholder Approval not being obtained or in hindering, delaying, frustrating, impairing or making futile or less likely the Stockholder Approval. Upon the execution of this Agreement, each Purchaser hereby revokes any and all other proxies and voting agreements given by such Purchaser with respect to its Voting Stock and such Purchaser shall cause its Affiliates to revoke any and all other proxies and voting agreements given by such Affiliate with respect to its Voting Stock. As of the date hereof, each Purchaser represents and warrants as to itself that it has voting power with respect to all shares of Common Stock set forth opposite the Purchaser’s name on Schedule 2. The agreements and restrictions set forth in this Section 7.15 shall be binding on any transferee of the Preferred Shares, and each Purchaser agrees that it shall, as a condition to the transfer of the Preferred Shares require that any transferee of such Preferred Shares take such Preferred Shares subject to the terms of this Section 7.15. This agreement to vote is irrevocable and coupled with an interest and shall expire upon termination of this Agreement, upon the receipt of the Stockholder Approval, or the expiration of any period beyond which agreements to vote are not enforceable under applicable law, whichever comes first.
Section 8. EVENTS OF DEFAULT AND REMEDIES.
          (a) If any one or more of the following shall have occurred and be continuing with respect to the Securities, it shall constitute an “Event of Default” hereunder:
               (i) the Bank shall consent to the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank; or
               (ii) a court having jurisdiction in the premises or any administrative or governmental agency or body shall enter a decree or order for the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; then and in each and every case that an Event of Default described in clause (i), or (ii) occurs and is continuing, unless the principal of and interest on the Securities shall have already become due and payable, the Required Holders, by notice in writing to the Bank signed by such Holders, may declare the principal of and interest on the Securities to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Agreement or in the Securities to the contrary notwithstanding; provided however, that (i) the foregoing remedy shall not apply, and the Holders right to accelerate as aforesaid shall be postponed, in the event that the provisions of Section 2.10 require that the payment of any indebtedness or any other obligations to the Holders must be subordinated and postponed until satisfaction in full of Senior Debt or other obligations described in Section 2.10, and (ii) the principal amount and accrued interest on the Securities shall not become due and payable pursuant to this Section 8(a) without the prior written consent of the OTS if the Bank is undercapitalized, significantly undercapitalized or critically undercapitalized as described in 12 C.F.R. §565.4(b), fails to meet its regulatory capital requirements under 12 C.F.R. Part 567, or, if after giving effect to such payment, the Bank would fail to meet any of such standards or to the extent otherwise prohibited by the capital regulations of the OTS. The Bank shall apply to the OTS for any such required prior written consent upon receipt from the registered holder of the Securities of the notice referred to in the preceding sentence.
          (b) The Holders of a majority in aggregate principal amount of the Securities by written notice to the Bank may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to Securities have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of acceleration. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the parties hereto shall continue as though no such proceeding had been taken.
          (c) If an Event of Default occurs and is continuing, subject to Section 2.10 (which shall control over and limit the exercise of any rights or remedies by the Holders under this Section 8), each of the Holders may pursue any available remedy to collect the payment of principal of or interest on, the Securities or to enforce the performance of any provision of the Securities or this Agreement. A delay or omission by any of the Holders in exercising any right or remedy occurring upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence on the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 9. PAYMENT OF EXPENSES.
     9.01 Expenses. Each of the Parent and the Bank hereby covenants and agrees that it shall pay or cause to be paid (directly or by reimbursement) all costs and expenses incident to the performance of the obligations of the Bank under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated, including (i) all costs and expenses incident to the authorization, issuance, sale and delivery of the Securities and any taxes payable in connection therewith; (ii) the fees and expenses of qualifying the Securities under the securities laws of the several jurisdictions as provided in Section 3.04; and (iii) the fees and expenses of the counsel, the accountants and any other experts or advisors retained by the Bank.
     9.02 Termination Expenses. If the sale of the Units provided for in this Agreement is not consummated because any condition set forth in Section 4 to be satisfied by the Bank or the Parent is not satisfied, because this Agreement is terminated pursuant to Section 10 or because of any failure, refusal or inability on the part of the Bank or the Parent to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by a reason of a default by any of the Purchasers, the Bank shall reimburse the Purchasers upon demand for all reasonable out-of-pocket expenses up to an aggregate amount of $100,000 that shall have been incurred by the Purchasers in connection with the proposed purchase and sale of the Securities, including the fees and expenses of counsel for the Purchasers. [If the reasonable out-of-pocket expenses of all Purchasers exceeds $100,000, such amount shall be divided among the Purchasers pro rata in accordance with the number of Securities to be purchased by each Purchaser as set forth on Schedule 1, but the Bank shall have no liability or obligation with respect to such excess. The Bank shall not in any event be liable to the Purchasers for the loss of anticipated profits from the transactions contemplated by this Agreement.
Section 10. TERMINATION.
     This Agreement shall be subject to termination in the absolute discretion of any Purchaser with respect to itself, by notice given to the Bank prior to delivery of and payment for the Units, if prior to such time (i) the Bank and the Parent shall be unable to sell and deliver the Units to the Purchasers, including at least $275,000,000 principal amount of Securities on the Closing Date, (ii) any circumstance or event has occurred that has resulted in a Material Adverse

Effect, or (iii) if for any reason, the conditions set forth in Section 4 have not been satisfied within six (6) months after the execution of this Agreement (which date may be extended at the option of all of the Purchasers for an additional two (2) months).
Section 11. MISCELLANEOUS.
     11.01 Disclosure Schedule. The term “Disclosure Schedule,” as used herein, means the schedule, if any, attached to this Agreement that sets forth items the disclosure of which is necessary or appropriate as an exception to one or more representations or warranties contained in Section 5 hereof. The Disclosure Schedule shall be arranged in paragraphs corresponding to the section numbers contained in Section 5. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the immediately preceding sentence, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself. Information provided by the Bank in response to any due diligence questionnaire shall not be deemed part of the Disclosure Schedule and shall not be deemed to be an exception to one or more representations or warranties contained in Section 5 hereof unless such information is specifically included on the Disclosure Schedule in accordance with the provisions of this Article 5.
     11.02 Cooperation. The Parent, the Bank and the Purchasers shall use commercially reasonable best efforts to obtain, as promptly as practicable, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to complete the transactions contemplated by this Agreement. The Parent, the Bank and the Purchasers shall cooperate with the each other and use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions in order to facilitate the successful consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, in order to assure that the OTS approves the inclusion of the face amount of the Securities as Tier-2 Capital as set forth in Section 3.02, the Parent, the Bank and the Purchasers shall cooperate in and effect such reasonable amendments to the Operative Documents as and to extent required by the OTS in order to obtain such approval as Tier-2 Capital.
     11.03 Notices. All communications hereunder shall be in writing and effective only on receipt, and shall be mailed, delivered by hand or courier or sent by facsimile and confirmed:
If to the Purchasers, to such address or facsimile number as set forth on Schedule 1.
if to the Parent or to the Bank, to:
Guaranty Bank
8333 Douglas Avenue
Dallas, Texas 75225
Attention: Ronald D. Murff, Chief Financial Officer
Facsimile: 214-360-5930

with a copy to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Glen J. Hettinger
Facsimile: 214-855-8200
     All such notices and communications shall be deemed to have been duly given (i) at the time delivered by hand, if personally delivered, (ii) five business days after being deposited in the mail, postage prepaid, if mailed, (iii) when answered back, if telexed, (iv) the next business day after being telecopied, (v) the next Business Day after being sent by email to the address for notice set forth above, or (vi) the next business day after timely delivery to a courier, if sent by overnight air courier guaranteeing next-day delivery. From and after the Closing, the foregoing notice provisions shall be superseded by any notice provisions of the Operative Documents under which notice is given. The Purchaser, the Bank, and their respective counsel, may change their respective notice addresses, from time to time, by written notice to all of the foregoing Persons.
     11.04 Parties in Interest, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their successors, assigns, heirs and legal representatives, and any subsequent transferee, any right or obligation hereunder. None of the rights or obligations of the Bank under this Agreement may be assigned, whether by operation of law or otherwise, without the Purchasers’ prior written consent. The rights and obligations of a Purchaser under this Agreement may be assigned without the Bank’s or the Parent’s consent; provided that the assignee assumes the obligations and makes the representations of the Purchaser under this Agreement.
     11.05 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.
     11.06 Counterparts and Facsimile. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed by any one or more of the parties hereto by facsimile which shall be effective as delivery of a manually executed counterpart hereof.
     11.07 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     11.08 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.
     11.09 Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR NEW YORK COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
     11.10 Entire Agreement. This Agreement, together with the Operative Documents, the Certificate of Designations and the other documents delivered in connection with the transactions contemplated by this Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, together with the Operative Documents, the Certificate of Designations and the other documents delivered in connection with the transaction contemplated by this Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     11.11 Nature of Obligations. (a) In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Purchasers’ rights and privileges shall be enforceable to the fullest extent permitted by law.
          (b) The obligations of the Purchasers contained herein are several, and not joint or joint and several. No Purchaser shall be liable for the breach by any other Purchaser of such other Purchaser’s covenants contained herein.
     11.12 Survival. The provisions of Section 9 and Sections 11.03, 11.08 and 11.09 shall survive the termination or cancellation of this Agreement. The representations and warranties of the Bank contained in this Agreement or in any certificate delivered hereunder shall terminate on and as of the Closing.
     11.13 Savings Clause. It is the intent of Purchaser and Bank in the execution and performance of this Agreement and the Securities to remain in strict compliance with applicable law from time to time in effect. In furtherance thereof, Purchaser and Bank stipulate and agree that none of the terms and provisions contained in this Agreement or the Securities shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the highest lawful rate or amount of interest permitted to be charged under applicable law. For purposes of this Agreement and the Securities “interest” shall include the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received or paid under this Agreement or any promissory note executed in connection herewith. Bank shall never be required to pay unearned interest and shall never be required to pay interest, at a rate or in an amount in excess of the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”) or an amount of interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Agreement or any promissory note executed in connection herewith, and of any other instrument pertaining to or securing the obligations arising under this Agreement or any promissory note executed in connection herewith, which may be in actual or apparent conflict herewith. If any such note is prepaid, or if the maturity of any such note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Agreement or any such note would exceed the Highest Lawful Rate or amount of interest Purchaser or any other holder of Securities is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Purchaser or any Holder shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement or any promissory note executed in connection herewith to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under applicable law then in effect, then the principal amount of such notes or owed hereunder or the amount of interest which would otherwise be payable under such notes or hereunder or both shall be reduced to the amount allowed under applicable law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Highest Lawful Rate permitted by applicable law shall immediately be returned to or credited to the account of Bank upon such determination. Purchaser and Bank further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Agreement or any such note which are made for the purpose of determining whether such rate or amount exceeds the Highest Lawful Rate or amount, shall be made to the extent not prohibited by applicable law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the obligations owed hereunder or under such notes, all interest at any time contracted for, charged, taken, reserved or received from Bank or otherwise by Purchaser or any other holder of Securities.
[Signature pages follow]

     In Witness Whereof, this Purchase Agreement has been entered into as of the date first written above.

BANK: GUARANTY BANK
By:	/s/ Ronald D. Murff
Name:	Ronald D. Murff,
Title:	Senior Executive Vice President and Chief Financial Officer

PARENT: GUARANTY FINANCIAL GROUP INC.
By:	/s/ Ronald D. Murff
Name:	Ronald D. Murff,
Title:	Senior Executive Vice President and Chief Financial Officer

Signature Page to Purchase Agreement

ROWLING FAMILY PROPERTIES, LTD., AS “PURCHASER”

By:	RRP, Inc., its general partner

By:	/s/ Robert B. Rowling
Name: Robert B. Rowling
Title: President
Signature Page to Purchase Agreement

HIGH RIVER LIMITED PARTNERSHIP, AS “PURCHASER”

By:	Hopper Investments LLC, its general partner

By:	Barberry Corp., its sole member

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Treasurer
Signature Page to Purchase Agreement

ICAHN PARTNERS LP, AS “PURCHASER”
By:	/s/ Keith Meister
	Name:	Keith Meister
	Title:	Authorized Signatory

Signature Page to Purchase Agreement

ICAHN PARTNERS MASTER FUND LP, AS “PURCHASER”
By:	/s/ Keith Meister
	Name:	Keith Meister
	Title:	Authorized Signatory

Signature Page to Purchase Agreement

ICAHN PARTNERS MASTER FUND II LP, AS “PURCHASER”
By:	/s/ Keith Meister
	Name:	Keith Meister
	Title:	Authorized Signatory

Signature Page to Purchase Agreement

ICAHN PARTNERS MASTER FUND III LP, AS “PURCHASER”
By:	/s/ Keith Meister
	Name:	Keith Meister
	Title:	Authorized Signatory

Signature Page to Purchase Agreement

GREENLIGHT CAPITAL, LP, AS “PURCHASER”

By: Greenlight Capital, LLC, its general partner

By:	/s/ David Einhorn

Name: David Einhorn
Title: Senior Managing Member
Signature Page to Purchase Agreement

GREENLIGHT CAPITAL QUALIFIED, L.P., AS “PURCHASER”

By: Greenlight Capital, LLC, its general partner

By:	/s/ David Einhorn

Name: David Einhorn
Title: Senior Managing Member
Signature Page to Purchase Agreement

GREENLIGHT CAPITAL OFFSHORE, LTD., AS “PURCHASER”

By: Greenlight Capital, Inc., its investment manager

By:	/s/ David Einhorn

Name: David Einhorn

Title: President
Signature Page to Purchase Agreement

GREENLIGHT REINSURANCE, LTD., AS “PURCHASER”

By: DME Advisors, LP, its investment manager

By: DME Advisors GP, LLC, its general partner

By:	/s/ David Einhorn

Name: David Einhorn
Title: Senior Managing Member
Signature Page to Purchase Agreement

THIRD POINT PARTNERS, L.P., AS “PURCHASER”

By: Third Point LLC, as investment advisor

By:	/s/ Jim Gallagher

Name: Jim Gallagher
Title: Director of Operations
Signature Page to Purchase Agreement

THIRD POINT PARTNERS QUALIFIED, L.P., AS “PURCHASER”

By: Third Point LLC, as investment advisor

By:	/s/ Jim Gallagher
Name: Jim Gallagher
Title: Director of Operations
Signature Page to Purchase Agreement

THIRD POINT OFFSHORE FUND, LTD., AS “PURCHASER”

By: Third Point LLC, as investment advisor

By:	/s/ Jim Gllagher
Name: Jim Gllagher
Title: Director of Operations
Signature Page to Purchase Agreement

THIRD POINT ULTRA LTD., AS “PURCHASER”

By: Third Point LLC, as investment advisor

By:	/s/ Jim Gallagher
Name: Jim Gallagher
Title: Director of Operations
Signature Page to Purchase Agreement

EXHIBIT A—CERTIFICATE OF DESIGNATIONS
(See Attached)

EXHIBIT B—FORM OF PROMISSORY NOTE
(See Attached)

Schedule 1—List of Purchasers
(See attached)

Schedule 2.01
(See attached)

Schedule 6.09
(See attached)